Exhibit 99.(c)(2)

DRAFT The Special Committee of 21st Century Insurance Group Discussion Materials December 18, 2006 Confidential Presentation to:

Table of Contents Agenda Introduction Valuation _____________________________________________________________ Appendices Supplemental Analysis Detailed California Return on Surplus Calculations

Introduction

Precedent minority squeeze out premiums provide guidance for the premium “value” that is appropriate for a majority shareholder seeking 100% control ownership. There are no recent auto insurance M&A transactions involving companies with a profile similar to 21st Century. However, the parallels of the GEICO minority buy-in to the current situation, although dated, are sufficiently strong to make it an important comparable acquisition valuation benchmark. Comparable company analysis will require significant judgment because comparable companies have a wide trading range from 9x to 17x, and 21st Century has traded at a material, although inconsistent premium over time. A discounted cash flow will be the primary valuation tool to establish value for 21st Century. Operating assumptions are based on management’s projections. Management has described the nimbleness of the Company as a result of its direct platform. In that context, there are multiple scenarios that could unfold in any projection period. The management projections represent one of many such scenarios. Management would describe the projections as goal oriented, representing excellent execution and no market disruptions. We will discuss sensitivities to the management projections to assist the Committee in forming its view on valuation. Several analyses have been performed to support non-operating assumptions (e.g. operating and financial leverage, discount rate and terminal multiple) in the discounted cash flow. The purpose of this presentation is to assist the Committee in determining potential ranges of value for a sale of the outstanding minority interest of 21st Century to AIG. Discounted Cash Flow Other Methodologies Objectives Introduction Introduction 1

DRAFT of 12/15/2006

Management's Projections in the Historical Context

Introduction

Management's projections show aggressive growth and combined ratios better than historical averages for the projected period. These are predicated on:

- No disruption in the markets from regulators or competition – particularly California.
- Continuation of favorable loss trends.
- Execution of the roll-out strategy outside California to deliver consistent 50% plus annual premium growth.

Summary GAAP Financials

($ in millions, except per share data)	Actual Historical								Management's Projections					Actual v. Projected	
	1999	2000	2001	2002	2003	2004	2005	2006E	2007	2008	2009	2010	2011	'99-'06	'07-'11
Premiums														Premiums CAGR	
California DPW	$848.9	$861.6	$879.4	$967.3	$1,194.5	$1,290.9	$1,262.3	$1,159.6	$1,166.3	$1,166.7	$1,175.5	$1,204.9	$1,250.3	4.6%	1.8%
Non - California DPW	6.9	19.6	19.4	28.5	28.9	46.3	84.1	145.9	343.7	566.1	814.6	1,083.4	1,380.0	54.6%	41.6%
Direct Premiums Written	$855.8	$881.2	$898.8	$995.8	$1,223.4	$1,337.2	$1,346.4	$1,305.5	$1,510.0	$1,732.8	$1,990.2	$2,288.3	$2,630.3	6.2%	14.9%
Y-o-Y Growth Rate	*-1%*	*3.0%*	*2.0%*	*10.8%*	*22.9%*	*9.3%*	*0.7%*	*-3.0%*	*15.7%*	*14.8%*	*14.9%*	*15.0%*	*14.9%*		
														Average Ratio	
Loss / LAE Ratio	77.4%	90.8%	88.1%	82.9%	78.6%	75.4%	73.7%	70.8%	73.3%	73.6%	72.9%	73.0%	73.1%	79.7%	73.2%
Expense Ratio	12.3%	14.2%	14.9%	15.6%	17.9%	19.7%	21.0%	22.6%	20.9%	21.3%	21.1%	21.0%	20.9%	17.3%	21.0%
Combined Ratio	89.7%	105.0%	103.0%	98.5%	96.5%	95.1%	94.7%	93.4%	94.2%	94.9%	94.0%	94.0%	94.0%	97.0%	94.2%
														Earnings CAGR	
Operating Income	$87.8	$16.2	($30.8)	($19.0)	$43.7	$80.4	$89.7	$98.1	$100.4	$105.1	$127.4	$144.7	$161.1	1.6%	12.5%
Y-o-Y Growth Rate		*-81.6%*	*NM*	*NM*	*NM*	*84.2%*	*11.5%*	*9.4%*	*2.4%*	*4.7%*	*21.2%*	*13.6%*	*11.4%*		
Earnings Per Share	$1.00	$0.15	($0.32)	($0.14)	$0.63	$1.08	$1.02	$1.13	$1.16	$1.22	$1.47	$1.67	$1.86	1.7%	12.5%
														Average ROE	
Return on Equity	11.5%	1.8%	1.7% [1]	3.7% [1]	8.0%	12.1%	10.9%	11.3%	10.7%	10.4%	11.8%	12.5%	13.1%	7.1%	11.7%

Source: Company filings, SNL Financial, CapitalIQ and company provided information.
1. *Adjusted for personal auto lines only. Excludes pre-tax total earthquake losses and expenses of $70mm in 2001 and $56mm in 2002. Assumes 35% corporate tax rate.*

LEHMAN BROTHERS

2

21st Century Insurance
Good people to call™

DRAFT of 12/15/2006

21st Century Analyst Coverage

Introduction

While Wall Street analysts believe an increasingly challenging auto insurance market will cause 21st Century earnings to decline in 2007, they are impressed with the Company and its management.

Equity Analyst Commentary on 21st Century

Firm	Analyst	EPS Estimates 2006 E	EPS Estimates 2007 E	EPS Estimates '06-'07 Δ	Recommendation	Analyst Commentary
Dowling & Partners Securities	B. Sullivan	$1.20	$0.95	(20.8%)	Hold	
Fox-Pitt Kelton Inc. (12/7/06)	D. Farrell	$1.15	$1.05	(8.7%)	Sell	◆ We are increasing our 2007 estimate to $1.05 from $1.00, *reflecting increased reserve release assumptions*. The stock is currently trading at 1.64x year end 06E BV and 16.5x our forward year estimate. This compares to the group at 1.5x P/BV and 13.5x forward earnings with average ROE at about 13.5%. TW has historically traded above the group.
Langen McAlenney	S. Labbe	$1.20	$0.85	(29.2%)	Sell	
Morgan Keegan (12/12/06)	J. Gwynn	$1.21	$1.19	(1.7%)	Buy	◆ The highly profitable book of California business is *allowing a proven management team to leverage an advantaged direct-to-consumer distribution platform into one with close to national reach.*
Oppenheimer (11/2/06)	R. Sbarchnig	$1.20	$1.10	(8.3%)	Buy	◆ Reiterate Buy rating and $20 target price. Our rating reflects 21st's *sophisticated pricing model*, its *ability to provide a unique combination of direct response distribution and high-value policy features*, its expansion prospects, and our view that a *change in control of TW's shares* could unlock shareholder value.
Stifel Nicolaus (11/2/06)	M. Shields	$1.18	$0.90	(23.7%)	Sell	◆ We are raising our 2006 EPS estimate to $1.18 from $1.08, mainly as a reflection of the outperformance in the quarter... We reiterate our Sell rating on the shares of TW, which currently trade at about 17.2x our 2007E EPS, a significant premium to the personal lines peer group's average multiple of 12.2x 2007E EPS.

	2006E EPS	2007E EPS	'06-'07 Δ	2006 / 2007 ROE
Average Analyst	$1.19	$1.01	(15.4%)	11.4% / 9.1%
Company Budget	$1.13	$1.16	2.7%	10.9% / 10.5%

In order for the Committee to have context around potential earnings outlook for the 21st Century, on the next few pages we have focused on ROE and return on surplus for 21st Century and its competitors.

Source: FactSet, SNL Financial, Company Website and Equity Research Reports.
Note: Analyst EPS estimates have risen over the last several months to current consensus of $1.19 and $1.01. ROE assumes dividend growth equal to IBES consensus long term growth of 17%

LEHMAN BROTHERS

3

21st Century Insurance
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Valuation

Historical ROAE GAAP ROEs in the industry and for 21st Century show the cyclicality generally associated with the insurance industry. 21st Century’s average ROE for the last ten years has been 10% compared to 19% for Progressive and 15.6% for Mercury General (2). Significant explanations for 21st Century’s lower ROEs are: Build up of excess capital over the last few years (NPW to Surplus of 2.28x in 2003 to 1.88x in 2005). Profits from a seasoned high ROE California book to support growth in less seasoned (and therefore lower ROE) states. Observations Ten Year Historical Returns on Average Equity ___________________________ Source: SNL Financial. Financial data as of and for the year ended December 31, 2005. Adjusted for personal auto lines only. Excludes pre-tax total earthquake losses and expenses of $70mm in 2001 and $56mm in 2002. Assumes 35% corporate tax rate. GEICO is not a public company, so we cannot perform comparable ROE analysis upon it. 21st Century Insurance Mercury General Progressive Avg: 10.1% Avg: 19.0% Avg: 15.6% (1) (1) Valuation 4 21% 21% 19% 11% 2% 14% 19% 29% 29% 25% 0% 5% 10% 15% 20% 25% 30% 35% '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 16% 21% 15% 12% 2% 2% 4% 12% 11% 8% 0% 5% 10% 15% 20% 25% '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 18% 22% 20% 14% 11% 10% 6% 16% 21% 16% 0% 5% 10% 15% 20% 25% '96 '97 '98 '99 '00 '01 '02 '03 '04 '05

GEICO California Return on Surplus Given the significant reliance on California, to understand the sensitivity of value to changes in ROE – we will focus on the degree of variability of California ROEs and the returns realized by non-California businesses. We have focused on return on surplus rather than return on equity, as insurers statutory filings provide premiums and loss ratios by state which can be used to derive statutory returns. (see Appendix for detailed methodology) As the charts on the right demonstrate, CA auto has been a cyclical business for all participants over the last 10 years. Periods of high returns may be followed by lower returns due to actions of competitors and/or regulators. Average returns over the 10 year cycle range from 14.1% for 21st Century to 25.1%for Progressive. Observations Ten Year Historical California Returns on Policy Holder Surplus (1) ___________________________ Source: Highline Data – Insurance Analyst Pro. Statutory data as of December 31, 2005. California return on policy holder surplus calculated as adjusted California SAP net income divided by adjusted California SAP surplus. Assumes 2.5x target operating leverage, 35% corporate tax rate and a company specific three-year average of invested assets to surplus. Average investment yield based on actual net investment income and invested assets. For additional detail, see the ‘detailed return on surplus calculation’ tab in the appendix. Calculations based on CA auto premiums and losses. 21st Century Insurance Mercury General Progressive Avg: 14.1% Avg: 19.3% Avg: 25.1% Avg: 17.2% Valuation 5 21% 34% 22% 27% -1% -2% -8% 12% 17% 18% -10% -5% 0% 5% 10% 15% 20% 25% 30% 35% 40% '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 37% 36% 12% 10% -3% 6% 8% 17% 22% 27% -10% -5% 0% 5% 10% 15% 20% 25% 30% 35% 40% '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 22% 30% 31% 21% 11% 10% 10% 15% 24% 19% 0% 5% 10% 15% 20% 25% 30% 35% '96 '97 '98 '99 '00 '01 '02 '03 '04 '05

21st Century Projected California Return on Surplus Valuation Historical vs. Projected California Return on Policy Holder Surplus Comments 21st Century’s projected average return on surplus in California over the next five years is 24.8% This compares with the historical average California return on surplus of 14.7% (including 2006E). The California marketplace has become more competitive over the last ten years, largely due to increased sophistication in pricing models and improved efficiency and flexibility of competitors, making outsized returns unlikely. While the California block of business is seasoned, and the primary source of profitability for 21st Century, regulators can also limit upside potential by forcing rate cuts. 21st Century was recently approved for auto rate decreases averaging 5% statewide. Strategy in California Historical Avg: 14.7% Projected Avg: 24.8% Five-Year Projection Period 6 22% 27% -1% -2% -8% 12% 17% 18% 21% 21% 22% 26% 27% 28% 34% 21% -10% 0% 10% 20% 30% 40% '96 '97 '98 '99 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 TW Return on Surplus for California

21st Century Non-California Return on Surplus Non-CA Projected Roll-Out Return on Policy Holder Surplus Comments The Company is rolling out a growth plan to expand its footprint nationally. Direct distribution model is perceived to be a competitive advantage when entering new states as (i) 21st Century does not need to compete for agent mindshare to increase scale and (ii) customers are growing increasingly comfortable interacting with insurers directly. While the roll-out is expensive from a media spend and seasoning perspective, the value of the growth in 21st Century from the roll-out plan emerges and will be realized over time. Achieving a high terminal multiple at the end of the five-year projection period results, at least in part, from the continued growth of the business via 21st Century’s national expansion strategy. Roll-Out Plan Valuation 7 -9.7% -4.0% 1.4% 4.0% 5.9% -15% -10% -5% 0% 5% 10% 2007 2008 2009 2010 2011 Projected TW Return on Surplus for non-California States

Terminal P/E multiples of 15x – 17x are used to determine the appropriate terminal valuation of the Company in part because a growth premium will exist at that time. (This equates to a perpetuity growth rate of 4.8% at 16x at an 11% discount rate versus 1.9% for a company with a market 11x multiple.) Cost of equity of 10% to 12% based on our cost of capital analysis. For purposes of base line sensitivities, no cost savings have been assumed. In subsequent pages, we will introduce the concept of cost savings and assess their impact on value. We have prepared a base case DCF valuation using management’s five-year projections. Premium growth rate of 15% and run-rate combined ratio of 94%. Capital structure assumptions: Premium to surplus ratio was set at 2.50x NPW / surplus (between Mercury General and Progressive). This results in a day one special dividend. This dividend enhances value, even though it slightly reduces investment income in the model relative to management projections. Financial leverage is held constant at 15%. As the company balance sheet grows, the debt incurred by the company increases as well – causing the model to show higher interest expense than the management projection. Operating Assumptions Valuation Model Assumptions Valuation We have calibrated our discounted cash flow model to provide ranges of values based on varying expectations for returns for 21st Century as a whole and in California. Other Assumptions 8

Valuation Management projections (1) result in an unlevered return on average surplus (RoS) of 27.8% in 2011 in California which is much higher than historical 10 year mean and median returns of 21.2% and 21.8% experienced by peers in California. Valuation Per Share (Includes No Cost Savings) Management Projections (1) ___________________________ Note: Assumes 16.0x terminal multiple. Please see appendix for similar analyses assuming 15.0x and 17.0x terminal multiples. 1. Management projections as adjusted for assumptions outlined on page 8. 10 year median historical returns experienced by peers in California Valuation TW’s 10 year historical mean and median RoS is 14.1% and 17.1% The sensitivity analysis is based on Return on Surplus, which in turn is varied by changing the loss ratios. A parallel shift, equal to the change in the terminal year loss ratio, is made for all periods. As a result, a given increase in the terminal year loss ratio produces a lower RoS for all periods. 9 Sensitivity to 2011 California Unlevered Return on Surplus and Levered ROE for TW Cost of Equity 2011 Levered ROE for 2011 CA Unlevered 21st Century Return on Surplus 10% 11% 12% 15.5% 27.8% $25.12 $24.35 $23.62 14.2% 24.8% 22.73 22.05 21.39 12.8% 21.8% 20.35 19.74 19.16 11.4% 18.8% 18.03 17.50 16.99

DRAFT of 12/15/2006

Cost Savings

Valuation

The $30 million base case cost savings realizable by 21st Century on a standalone basis add as much as $3 per share to the value depending, on level of credit kept for the shareholders versus given to an acquirer.

Assumptions

- Based on conversations with management, $30 million of cost savings are achievable while maintaining the integrity of the Company and its growth plan.
- 50% of run-rate cost savings assumed as upfront implementation costs.
- Additional cost savings benefits would generally add $1 per share per $10 million of savings at 100% to the shareholders.

Sensitivity of Valuation Per Share to Synergies (1)

Sensitivity of Valuation to Split of Synergies between TW / AIG

Management Projections

2011 Levered ROE for 21st Century	2011 CA Unlevered Return on Surplus	% of Synergies Assumed by TW: 100% — PV of Synergies Per Share ($mm): $2.88	50% — $1.44	0% — $0.00
15.5%	27.8%	$27.23	$25.79	$24.35
14.2%	24.8%	24.93	23.49	22.05
12.8%	21.8%	22.62	21.18	19.74
11.4%	18.8%	20.38	18.94	17.50

10 year median historical returns experienced by peers in California

1. Note: Analysis assumes 11.0% discount rate, 16.0x terminal multiple and $30mm pre-tax cost savings (50% of savings assumed to be achieved in the first year and 100% thereafter). PV of synergies includes upfront implementation costs.

LEHMAN BROTHERS

10

21st Century Insurance Good people to call™

Minority Buy-In Premiums Paid Analysis Minority cash buy-in premiums vary, but they have averaged in 30% range. It should be noted that buy-in premiums are calculated based on the actual trading price, which includes the impact of any pre-announcement run-up. Moreover, there is no indication of any takeover speculation in TW stock. Observations Selected Cash Acquisitions of Minority Interests ___________________________ Source: Dealogic. Note: List represents selected transactions where target companies were listed in the U.S. and includes completed or pending transactions since 1998 where acquirer owned >50% of target before transaction and acquired equity value of at least $50 million. Premiums paid are based on Dealogic calculations. 1. Source: FactSet. Market data as of December 13, 2006. Valuation Premiums Paid Analysis (1) 11 Transaction Date Transaction % Premiums Paid Over Last Announced Completed Target Name Acquirer Name Value ($mm) 1 Day 1 Week 1 Month 11/20/2006 Pending TD Banknorth Inc TD Bank Financial Group $3,200.0 42.0% 6.5% 8.4% 9.1% 10/09/2006 Pending NetRatings Inc VNU NV $225.9 39.5% 9.8% 10.5% 10.6% 03/20/2006 11/08/2006 Chaparral Resources Inc LUKoil OAO $88.6 40.0% 1.4% 1.8% 13.7% 03/17/2006 05/18/2006 William Lyon Homes Inc General William Lyon $240.4 25.5% 44.0% 50.5% 27.0% 02/06/2006 05/15/2006 Lafarge North America Inc Lafarge SA $3,293.4 46.8% 33.1% 33.6% 40.9% 09/01/2005 11/09/2005 7-Eleven Inc Seven-Eleven Japan Co Ltd $1,323.0 27.3% 32.3% 31.0% 10.3% 02/21/2005 07/21/2005 Eon Labs Inc Novartis AG $988.9 34.6% 11.0% 7.8% 42.9% 01/27/2005 04/19/2005 Genencor International Inc Danisco A/S $260.8 16.0% 22.3% 18.7% 19.9% 08/02/2004 12/08/2004 Cox Communications Inc Cox Enterprises Inc $8,363.2 38.0% 26.0% 24.6% 25.2% 10/06/2003 12/18/2003 UGC Europe Inc UnitedGlobalCom Inc $1,303.0 33.3% 45.7% 49.5% 29.6% 06/02/2003 09/29/2003 Seminis Inc Savia SA de CV $59.7 23.9% 16.3% 18.5% 14.5% 06/02/2003 08/20/2003 Ribapharm Inc ICN Pharmaceuticals Inc $129.4 20.0% 23.0% 23.8% 56.6% 07/08/2002 02/28/2003 International Specialty Products Samuel J. Heyman $127.0 19.0% 35.5% 32.9% 49.3% 02/19/2002 04/11/2002 Travelocity.com Inc Sabre Holdings Corp $473.8 33.9% 45.8% 40.3% 19.5% 02/13/2002 05/31/2002 Deltek Systems Inc Donald and Kenneth deLaski $54.3 49.7% 18.4% 28.6% 49.0% 10/10/2001 11/27/2001 TD Waterhouse Group Inc Toronto-Dominion Bank $431.3 12.0% 53.2% 49.1% (64.9%) 10/01/2001 02/13/2002 NCH Corp Irvin and Lester Levy $120.8 43.0% 34.0% 33.6% 18.8% 08/21/2001 02/26/2002 Spectra-Physics, Inc Thermo Electron Corp $58.5 20.0% 27.8% (0.6%) (10.3%) 06/04/2001 12/12/2001 Liberty Financial Companies Inc Liberty Mutual Group $486.2 29.5% (0.0%) 0.9% (6.5%) 03/26/2001 08/22/2001 CSFBdirect Credit Suisse Group $110.4 17.9% 140.0% 102.0% 73.9% 02/15/2001 10/01/2001 Westfield America, Inc Westfield America Trust $268.0 22.5% 12.5% 11.7% 12.6% 12/22/2000 03/15/2001 Delco Remy International, Inc Citigroup $116.3 47.0% 74.7% 58.3% 38.2% 12/15/2000 03/16/2001 Azurix Corp Enron $326.1 33.0% 36.7% 36.7% 38.1% 12/13/2000 09/04/2001 NPC International, Inc O. Gene Bicknell $88.3 35.0% 8.7% 10.0% 38.9% 09/21/2000 03/12/2001 Hertz Corp Ford Motor $705.3 18.5% 46.4% 42.7% 10.9% 08/30/2000 01/03/2001 AXA Financial Inc AXA SA $13,734.8 40.0% 51.6% 59.3% 106.8% 07/24/2000 01/11/2001 Phoenix Investment Partners Inc Phoenix Home Life Mutual Insurance Co $342.3 40.0% 44.0% 40.0% 59.5% 07/10/2000 09/14/2000 Life Technologies, Inc Invitrogen Corp $375.9 25.0% 22.4% 17.6% 22.4% 04/24/2000 07/14/2000 Cherry Corp Peter Cherry $121.9 46.0% 103.1% 109.1% 67.3% 04/13/2000 06/20/2000 Howmet International Inc Alcoa $321.4 15.3% 1.2% 2.1% 13.5% 03/31/2000 06/21/2000 Hartford Life, Inc Hartford Financial Services Group $1,313.0 18.5% 12.1% 18.6% 42.8% 03/23/2000 06/08/2000 Homestead Village Inc Security Capital Group $64.0 13.0% 49.1% 98.8% 98.8% 03/21/2000 04/20/2000 Travelers Property Casualty Corp Citigroup $2,423.0 15.0% 24.1% 39.5% 35.1% 03/16/2000 09/15/2000 Vastar Resources Inc BP Amoco plc $1,458.9 18.0% 31.5% 37.0% 59.0% 03/01/2000 03/01/2000 7-Eleven Inc Ito-Yokado Co Ltd $540.0 7.0% 83.1% 63.4% 162.1% 01/31/2000 05/12/2000 Thermo Optek Corp Thermo Instrument Systems Inc $76.6 10.0% 6.7% (5.1%) 31.9% 01/31/2000 04/14/2000 Thermo BioAnalysis Corp Thermo Instrument Systems Inc $131.4 22.7% 51.4% 55.6% 52.4% 01/20/2000 01/20/2000 Life Technologies, Inc Dexter Corp. $348.5 28.5% 11.4% 10.1% 17.4% 01/19/2000 03/24/2000 Trigen Energy Corp Suez Lyonnaise des Eaux SA $137.0 47.0% 38.2% 42.4% 36.2% 12/08/1999 06/20/2000 Robertson-Ceco Corp Heico Cos LLC $56.5 30.5% 46.0% 43.8% 44.9% 12/02/1999 04/19/2000 Boise Cascade Office Products Corp Boise Cascade Corp. $204.1 18.2% 12.3% 55.3% 59.0% 06/07/1999 08/17/1999 Intek Global Corporation Securicor plc $127.4 39.0% 37.7% 26.8% 22.0% 06/03/1999 06/17/1999 Genentech Inc Roche Holding AG $3,705.6 35.1% 0.6% (5.8%) (2.7%) 05/07/1999 06/10/1999 J. Ray McDermott SA McDermott International Inc. $511.3 37.0% 16.8% 13.1% 23.4% 04/01/1999 08/23/1999 Aqua Alliance Inc Vivendi SA $91.3 17.0% 28.9% 40.6% 110.9% 03/25/1999 03/25/1999 Burlington Resources Coal Dominion Resources Inc $73.0 33.0% 8.0% 8.9% 2.2% 03/24/1999 11/04/1999 Knoll Inc Warburg Pincus Ventures LP $495.6 43.5% 83.6% 51.9% 46.4% 03/22/1999 07/26/1999 PAYMENTECH INC First Data Corp $417.2 47.0% 2.3% 10.9% 29.1% 03/19/1999 06/21/1999 Spelling Entertainment Group Inc Viacom Inc $151.1 20.0% 44.4% 43.1% 52.9% 03/08/1999 07/08/1999 LabOne Inc Lab Holdings Inc $169.7 19.5% 17.2% 10.3% 8.5% 12/15/1998 01/13/1999 PEC Israel Economic Corporation IDB Development Corporation Ltd. $86.7 18.6% 0.0% 0.0% 0.0% 12/02/1998 04/23/1999 BRYLANE, INC PINAULT-PRINTEMPS-REDOUTE SA $225.9 49.9% 45.2% 88.5% 48.5% 10/27/1998 12/14/1998 Citizens Corp Allmerica Financial Corp $205.3 17.5% 20.6% 13.1% 19.8% 10/23/1998 04/28/1999 BA Merchant Services Inc BANKAMERICA CORP $333.5 33.4% 47.1% 56.2% 43.2% 09/23/1998 12/17/1998 J&L Specialty Steel, INC USINOR SA $114.9 46.5% 117.0% 75.9% 27.5% 07/07/1998 12/23/1998 Life Technologies, Inc Dexter Corp $215.2 22.0% 26.2% 27.2% 17.2% 04/30/1998 11/02/1998 Mycogen Corp Dow Chemical Co $317.6 31.0% 41.8% 40.0% 53.4% 03/05/1998 05/20/1998 XLCONNECT Solutions XEROX $66.6 20.0% (11.1%) 15.1% 22.1% 01/22/1998 09/29/1998 BT Office Products Int'l Koninklijke KNP BT NV $138.1 30.0% 32.5% 78.9% 76.0% 01/08/1998 02/02/1998 Rayonier Timberlands Rayonier Inc $65.8 25.3% 11.2% 25.3% 6.1% Mean: $866.7 29.1% 32.7% 33.9% 34.7% Median: $225.9 29.0% 28.4% 32.0% 29.3% 21st Century Insurance Price at Today 1 Week Ago 1 Month Ago Market Price $17.27 $17.23 $16.50 25% Premium $21.59 $21.54 $20.63 30% Premium $22.45 $22.40 $21.45 35% Premium $23.31 $23.26 $22.28 Acquired

Comparable Acquisition Valuation The parallels of the GEICO minority buy-in to this transaction are sufficiently strong to make it an important comparable acquisition valuation benchmark. Valuation Premiums Paid Analysis – GEICO Comparison Comments While there have been several acquisitions of non-standard auto companies in the past few years, one would need to go back to the minority buy-in of GEICO in 1996 to find the last true public direct auto franchise that was acquired. GEICO was a minority buy-in of a direct auto company with an existing national franchise, and it was bought in at almost 22x trailing earnings. Based on forward earnings, GEICO was bought in at about 19x , which would translate into about a 35% premium(4) for 21st Century. Observations ___________________________ 1. Price / LTM, Price / TBV and Price / Book ratios as of June 30, 1995. Price / Fwd EPS based on 1996 EPS estimate. 2. Based on Berkshire Hathaway’s announced purchase price of $70.00 per share at the time of acquisition. 3. Source: FactSet. Market data as of December 13, 2006. 4. Based on 2007 management EPS projections. 12 Premium to (2) GEICO Transaction 1 Day Prior 1 Month Ago 6 Months Ago 52 wk High Price / LTM Earnings Price / NTM Earnings GEICO (1) 25.6% 25.8% 42.1% 18.4% 21.6 x 19.2 x Implied 21st Valuation Today 1 Month Ago 6 Months Ago 52 wk High IBES 2006 EPS MGMT 2006 EPS IBES 2007 EPS MGMT 2007 EPS 21st Century Insurance (3) $21.68 $20.76 $20.27 $20.72 $25.71 $24.41 $19.37 $22.25

Appendices

Supplemental Analysis

DRAFT of 12/15/2006

Auto Insurance Trading Comparables

Supplemental Analysis

Auto Insurance Trading Comparables

($ in millions, except per share data)

	Price as of 12/13/2006	Market Value	52-Week High	52-Week Low	Price to: 2006E EPS	Price to: 2007E EPS	Price to: Book Value	ROAE 2007E	Debt/ Cap	NPW/ Surplus [1]
Standard Auto										
Allstate	$64.53	$40,327.5	$65.00	$50.22	8.4 x	9.3 x	1.8 x	17.5%	19.9%	1.8 x
Progressive	23.66	17,943.7	31.23	22.18	11.3 x	12.5 x	2.7 x	18.4%	15.0%	3.0 x
SAFECO	63.32	7,310.5	63.94	49.09	10.0 x	10.5 x	1.7 x	14.8%	23.0%	1.6 x
Mercury General Corporation	52.99	2,897.8	59.90	48.75	13.2 x	12.0 x	1.7 x	13.5%	7.7%	2.0 x
Commerce Group	29.93	2,028.8	32.00	25.77	8.6 x	9.9 x	1.4 x	12.8%	16.8%	1.2 x
State Auto	34.26	1,405.6	39.94	28.40	12.9 x	10.8 x	1.7 x	14.0%	12.3%	0.8 x
Horace Mann	20.32	874.8	20.65	16.05	10.3 x	10.8 x	1.4 x	12.1%	27.3%	2.0 x
Mean		**$10,398.4**	**$44.67**	**$34.35**	**10.7 x**	**10.8 x**	**1.8 x**	**14.7%**	**17.4%**	**1.8 x**
Median		**2,897.8**	**39.94**	**28.40**	**10.3 x**	**10.8 x**	**1.7 x**	**14.0%**	**16.8%**	**1.8 x**
Non Standard Auto										
Infinity Property and Casualty Corporation	$46.70	$925.6	$47.50	$36.08	11.5 x	12.6 x	1.4 x	10.4%	23.2%	1.8 x
Bristol West Holdings, Inc.	15.77	465.5	20.49	13.53	11.3 x	10.7 x	1.3 x	11.7%	22.3%	2.2 x
Direct General Corporation	20.56	418.4	20.84	11.51	13.7 x	12.9 x	1.6 x	11.6%	43.0%	2.2 x
Mean		**$603.1**	**$29.61**	**$20.37**	**12.2 x**	**12.0 x**	**1.5 x**	**11.2%**	**29.5%**	**2.1 x**
Median		**465.5**	**20.84**	**13.53**	**11.5 x**	**12.6 x**	**1.4 x**	**11.6%**	**23.2%**	**2.2 x**
21st Century Insurance Group	**$17.27**	**$1,491.7**	**$17.50**	**$13.58**	**14.4 x**	**17.3 x**	**1.7 x**	**9.1%**	**11.7%**	**1.9 x**

Source: FactSet and SNL Financial. Market data as of December 13, 2006. Financial data as of September 30, 2006.
Note: Erie Indemnity was excluded from the comparables due to the fact that it is a fee entity, rather than risk bearing entity.
1. NPW / Surplus data from OneSource. Data as of December 31, 2005.

LEHMAN BROTHERS

13

21st Century Insurance Good people to call™

DRAFT of 12/15/2006

Cost of Capital Analysis

Supplemental Analysis

21st Century has a weighted average cost of capital of about 10%. Because the roll-out plan involves increased risk, we have used a base case cost of capital of 11% and show sensitivities up to 12%.

WACC & Cost of Equity Analysis

($ in millions)

Company Name	Ticker	Total Debt	12/13/2006 Market Cap.	Total Cap. At Market Value	Debt / Total Cap.	Equity / Total Cap.	Debt / Equity	Levered Equity Beta [1]	Unlevered Equity Beta
Standard Auto Company									
Allstate Corp	ALL	$5,529.0	$40,460.3	$45,989.3	12.0%	88.0%	13.7%	0.74	0.68
Progressive	PGR	$1,185.4	$18,021.5	$19,206.9	6.2%	93.8%	6.6%	1.07	1.02
Safeco	SAFC	$1,274.7	$7,309.5	$8,584.2	14.8%	85.2%	17.4%	0.61	0.55
Mercury General	MCY	$142.0	$2,897.7	$3,039.7	4.7%	95.3%	4.9%	0.69	0.66
Commerce Group	CGI	$298.5	$2,028.8	$2,327.3	12.8%	87.2%	14.7%	0.70	0.64
State Auto	STFC	$118.5	$1,404.7	$1,523.2	7.8%	92.2%	8.4%	0.70	0.66
Horace Mann	HMN	$232.0	$874.3	$1,106.3	21.0%	79.0%	26.5%	0.79	0.67
						Standard Auto Mean:		**0.75**	**0.70**
Non Standard Auto Company									
Infinity Property and Casualty	IPCC	$199.4	$932.9	$1,132.3	17.6%	82.4%	21.4%	0.67	0.59
Bristol West Holdings	BRW	$100.0	$466.0	$566.0	17.7%	82.3%	21.5%	0.84	0.74
Direct General Corp	DRCT	$196.3	$607.5	$803.7	24.4%	75.6%	32.3%	0.96	0.80
						Non-Standard Auto Mean:		**0.82**	**0.71**
21st Century Insurance	**TW**	**$118.9**	**$1,492**	**$1,611**	**7.4%**	**92.6%**	**8.0%**	**0.88**	**0.83**
American International Group	**AIG**	**$14,749.0**	**$184,934**	**$199,683**	**7.4%**	**92.6%**	**8.0%**	**0.91**	**0.87**

Implied TW Metrics:	Levered Beta [2]	Cost of Equity [3]	WACC [4]
Barra Levered Beta:	0.88	11.1%	10.6%
Standard Mean Beta:	0.73	10.1%	9.6%
Non-Standard Mean Beta:	0.74	10.1%	9.7%

Implied AIG Metrics:	Levered Beta [2]	Cost of Equity [3]	WACC [4]
Barra Levered Beta:	0.91	11.3%	10.8%

Note: Assumes 35.0% tax rate.
Source: Company filings, SNL Financial and FactSet. Market data as of December 15, 2006. Financial data as of September 30, 2006.

1. *Represents Barra Beta.*
2. *Barra Beta uses actual projected levered beta. Re-levered based on actual debt / equity of 8.9% and 9.2% for AIG and TW respectively.*
3. *Assumes 7.0% historical S&P 500 market premium over 10-year bond and risk free rate of 4.94%.*
4. *Assumes actual debt / equity of 8.9% and 9.20% for AIG and TW respectively. Assumes cost of debt of 5.74% and 6.61% for AIG and TW respectively.*

LEHMAN BROTHERS

14

21st Century Insurance
Good people to call™

Comparable M&A Transactions Selected Auto Insurance M&A Transactions ___________________________ Source: SNL Financial. Excludes renewal rights deals, Travelers/RSA in 2003 and Unitrin/Kemper in 2002. 1. Part of combined deal. Deal value represents estimate for personal lines business. Price / LTM, Price / TBV and Price / Book ratios as of June 30, 1995. 2. Price / Fwd EPS based on 1996 EPS estimate. Supplemental Analysis GEICO is the only true auto franchise that has been acquired in the past ten years. GEICO was a minority buy-in of a direct auto company with an existing national franchise, and it was bought in at almost 22x trailing earnings and about 19x forward earnings. 15 Price / Deal Announce Value Date Acquiror Target (mm) Target Auto Business Lines 8/25/1995 Berkshire Hathaway GEICO (2) $2,300.0 2.86x 2.86x 21.6x 19.2x Private passenger auto 7/29/05 Sentry Insurance Viking Insurance $200.0 NA NA NA NA Non-standard auto 12/15/03 Liberte Investors USAuto Holdings Inc. 157.2 7.20x NA 10.6x NA Private passenger auto, Non-Standard auto 6/25/03 AIG GE U.S. Auto & Home 500.0 (1) 1.06x NA 8.5x NA Private passenger auto and home 5/22/03 Palisades Group LLC High Point Group 260.0 NA NA NA NA Private passenger auto 5/22/03 Nationwide Titan 413.0 NA NA NA NA Private passenger auto 5/31/01 Safety Holdings Inc. Thomas Black Corp. 112.8 0.53 0.53 5.9 NA Private passenger auto, Commercial auto 12/27/99 Prudential Titan 200.0 0.73 1.23 NA NA Private passenger auto, Non-Standard auto 7/12/99 MetLife St. Paul personal lines 600.0 NA NA NA NA Non-standard auto 6/9/99 Allstate Corp. CNA personal lines business 1,200.0 NA NA NA NA Private passenger auto 1/11/99 American Financial Group Inc. Worldwide Insurance Co. 115.0 0.84 NA NA NA Private passenger auto 1/26/98 Allstate Corp. Pembridge 267.3 NA NA NA NA Private passenger auto, Commercial auto 10/16/97 Hartford Financial Services Omni Insurance Group Inc. 187.6 3.30 3.41 33.8 30.8x Non-standard auto 6/23/97 General Motors Corp. Integon Corp. 519.2 3.93 NA NA NA Non-standard auto 2.46x 1.97x 14.9x 30.8x 1.59x 1.98x 10.6x 30.8x Book Tang. Book LTM Earnings FY1 Earnings Median: Mean:

Choice of Terminal Multiple TW Historical Average Price to Forward Earnings (1) P/E Differential Since 2000, 21st Century has traded at a median P/E of 16.1x. 21st Century has, for several years, traded at a premium P/E valuation relative to its peers. In light of its historical trading range, its current trading P/E of 17.3x is high, but not materially out of line. Observations ___________________________ Source: FactSet. Market Data as of December 13,2006. Note: Personal Lines Comps include: ALL, CGI, MCY, PGR, SAFC, STFC and THG. P/Es for the comp set uses median values. 1. Price to earnings calculated as average annual price divided by forward mean earnings estimate. Median: 16.1x Median: 5.4x Median: 4.0x Median: 3.2x Supplemental Analysis 16 29.6x 27.0x 21.6x 16.1x 15.6x 14.2x 14.9x 17.3x 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x 30.0x 35.0x 2000 2001 2002 2003 2004 2005 2006 Current Current P/E TW 17.3 x PGR 12.5 x MCY 12.0 x Prsnl Lines Comps 10.8 x 6.5x 5.4x 3.3x 8.8x 5.4x 3.9x 5.1x 1.4x 2.3x 1.0x 3.2x 4.9x 10.1x 3.3x 4.0x 4.0x 17.4x 11.8x 4.0x 20.2x 12.0x 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x 2000 2001 2002 2003 2004 2005 2006 TW - PGR TW - MCY TW - Personal Lines Comps

Financial and Operating Leverage Our assumptions for financial and operating leverage accurately reflect those of 21st Century’s closest peers. ___________________________ Source: SNL Financial and OneSource. Financial Data as of September 30, 2006. Statutory Data as of December 31, 2005. Note: Personal Lines Comps include: ALL, CGI, MCY, PGR, SAFC, STFC and THG. Leverage calculations for the comp set uses median values. Financial Leverage at 9/30/2006 2005 Operating Leverage Average: 13.2% Average: 2.3x Supplemental Analysis 17 15.0% 7.7% 16.8% 0% 2% 4% 6% 8% 10% 12% 14% 16% 18% PGR MCY Personal Lines Comps 3.0x 2.0x 1.8x 0.0x 0.5x 1.0x 1.5x 2.0x 2.5x 3.0x 3.5x PGR MCY Personal Lines Coms

Sensitivity to Terminal Multiple Valuation Per Share at Terminal Multiple of 15.0x (Includes No Cost Savings) Supplemental Analysis Valuation Per Share at Terminal Multiple of 17.0x (Includes No Cost Savings) 18 Sensitivity to 2011 California Unlevered Return on Surplus and Levered ROE for TW Cost of Equity 2011 Levered ROE for 2011 CA Unlevered 21st Century Return on Surplus 10% 11% 12% 15.5% 27.8% $23.81 $23.09 $22.41 14.2% 24.8% 21.54 20.90 20.28 12.8% 21.8% 19.28 18.71 18.16 11.4% 18.8% 17.07 16.57 16.10 Sensitivity to 2011 California Unlevered Return on Surplus and Levered ROE for TW Cost of Equity 2011 Levered ROE for 2011 CA Unlevered 21st Century Return on Surplus 10% 11% 12% 15.5% 27.8% $26.42 $25.61 $24.84 14.2% 24.8% 23.92 23.19 22.50 12.8% 21.8% 21.42 20.78 20.16 11.4% 18.8% 18.99 18.42 17.88

Detailed Return on Surplus Calculations

Return on Surplus Methodology Source for data is statutory filings. Premiums and loss ratio based on California results. LAE ratio and expense ratio based on company-wide results. Due to lack of credible data and potential differences in allocation methodologies, California-specific ratios were not used. Net investment income calculated using the company’s overall pre-tax investment yield as reported for each year. Invested assets calculated using a (i) ratio of total invested assets to statutory surplus, applied to (ii) California surplus. Target ratio determined using three year average (2003 – 2005) for each company. Ratio applied to California surplus. California surplus determined based on targeted operating leverage of 2.5x premiums to surplus. Corporate tax rate of 35% assumed for all companies in the analysis. For comparability to historical return on surplus figures, projected periods use a similar methodology to calculate return on surplus for California vs. non-California Loss ratios are specific to California while LAE and expense ratios are of the overall Company. Invested assets are calculated in the projection model based on cashflow. Non-California assets start at zero at the beginning of the projection period. Key Assumptions for Historical Return on Surplus Detailed Return on Surplus Calculations Key Assumptions for Projected 21st Century California / Non-California Return on Surplus 19

DRAFT of 12/15/2006

21st Century Return on Surplus Detail

Detailed Return on Surplus Calculations

($ in millions)	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996
21st Century Insurance - Group										
Net Premiums Written	$1,327.0	$1,332.4	$1,218.6	$965.3	$881.7	$846.8	$781.7	$783.7	$794.7	$829.0
Net Premiums Earned	$1,338.5	$1,313.7	$1,172.7	$924.6	$877.7	$840.0	$782.5	$782.1	$790.8	$857.0
Loss + LAE Ratio	74.6%	75.6%	81.7%	89.4%	96.9%	91.1%	78.8%	81.1%	77.4%	85.8%
Expense Ratio	20.6%	19.2%	17.1%	20.4%	15.1%	14.6%	14.1%	10.8%	9.7%	9.4%
Combined Ratio	95.2%	94.8%	98.8%	109.9%	112.0%	105.7%	92.8%	91.9%	87.1%	95.2%
Net Investment Income	$69.6	$58.2	$45.6	$45.2	$42.2	$50.4	$58.9	$71.9	$73.8	$72.9
Invested Assets	$1,434.6	$1,341.8	$1,178.7	$949.5	$851.3	$839.1	$1,023.4	$1,060.3	$1,078.9	$1,068.7
Surplus	$704.7	$614.9	$535.0	$397.4	$397.3	$481.7	$586.5	$606.6	$552.2	$439.9
NPW / Surplus (Reported)	1.9 x	2.2 x	2.3 x	2.4 x	2.2 x	1.8 x	1.3 x	1.3 x	1.4 x	1.9 x
Average Pre-Tax Yield	5.0%	4.6%	4.3%	5.0%	5.0%	5.4%	5.7%	6.7%	6.9%	6.8%
21st Century Insurance - California										
CA Earned Premium	$1,265.3	$1,273.6	$1,146.6	$926.6	$876.5	$859.5	$850.7	$858.1	$868.1	$924.4
CA Loss + LAE Ratio [1]	72.9%	74.5%	79.3%	88.6%	90.2%	90.7%	73.9%	81.5%	75.1%	83.4%
CA Expense Ratio [1]	20.6%	19.2%	17.1%	20.4%	15.1%	14.6%	14.1%	10.8%	9.7%	9.4%
CA Combined Ratio	93.5%	93.7%	96.3%	109.0%	105.3%	105.3%	87.9%	92.3%	84.7%	92.8%
CA Underwriting Income	$82.4	$80.3	$42.2	($83.5)	($46.4)	($45.6)	$102.7	$66.1	$132.4	$66.5
CA Net Investment Income [2]	54.3	50.3	42.0	39.8	37.5	39.8	41.2	49.4	51.1	54.0
CA Pre-Tax Income	$136.7	$130.6	$84.2	($43.7)	($9.0)	($5.7)	$143.9	$115.5	$183.5	$120.5
Tax [3]	$47.8	$45.7	$29.5	($15.3)	($3.1)	($2.0)	$50.4	$40.4	$64.2	$42.2
Net Income	**$88.9**	**$84.9**	**$54.7**	**($28.4)**	**($5.8)**	**($3.7)**	**$93.5**	**$75.1**	**$119.3**	**$78.3**
CA Invested Assets [4]	1,083.3	1,090.4	981.7	793.3	750.4	735.9	728.3	734.6	743.2	791.4
CA Surplus [5]	$506.1	$509.5	$458.6	$370.7	$350.6	$343.8	$340.3	$343.2	$347.2	$369.7
CA Return on Surplus	**17.6%**	**16.7%**	**11.9%**	**(7.7%)**	**(1.7%)**	**(1.1%)**	**27.5%**	**21.9%**	**34.4%**	**21.2%**

1. *CA expense and LAE ratio assumes company ratios.*
2. *Net investment income applies average pre-tax yield to the allocated CA invested assets.*
3. *Assumes 35% corporate tax rate.*
4. *Allocated CA invested assets calculated by taking the 3 year average company invested assets to surplus of 2.1x and multiplying by the allocated CA surplus.*
5. *Allocated CA surplus assumes a constant target premium to surplus ratio of 2.5x.*

LEHMAN BROTHERS

20

21st Century Insurance
Good people to call™

DRAFT of 12/15/2006

Mercury General Return on Surplus Detail

Detailed Return on Surplus Calculations

($ in millions)	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996
Mercury General - Group										
Net Premiums Written	$2,678.6	$2,489.7	$2,157.4	$1,777.4	$1,373.5	$1,213.4	$1,145.1	$1,078.8	$1,014.3	$791.4
Net Premiums Earned	$2,627.0	$2,403.0	$2,052.3	$1,657.0	$1,321.5	$1,194.5	$1,128.8	$1,058.6	$967.0	$749.5
Loss + LAE Ratio	65.1%	61.9%	68.2%	73.0%	72.8%	71.8%	65.6%	60.3%	62.8%	66.5%
Expense Ratio	26.5%	26.3%	25.5%	25.2%	25.7%	25.8%	26.2%	26.1%	24.5%	23.9%
Combined Ratio	91.6%	88.1%	93.8%	98.2%	98.6%	97.6%	91.8%	86.3%	87.3%	90.3%
Net Investment Income	$112.9	$101.7	$95.3	$102.2	$103.7	$97.5	$91.1	$87.1	$79.0	$68.5
Invested Assets	$2,969.3	$2,644.6	$2,314.2	$1,925.0	$1,751.3	$1,627.9	$1,516.4	$1,389.4	$1,256.1	$1,037.4
Surplus	$1,408.3	$1,283.5	$1,092.4	$951.5	$983.1	$900.0	$803.4	$717.3	$634.3	$549.5
NPW / Surplus (Reported)	1.9 x	1.9 x	2.0 x	1.9 x	1.4 x	1.3 x	1.4 x	1.5 x	1.6 x	1.4 x
Average Pre-Tax Yield	4.0%	4.1%	4.5%	5.6%	6.1%	6.2%	6.3%	6.6%	6.9%	6.6%
Mercury General - California										
CA Earned Premium	$1,805.0	$1,745.1	$1,610.6	$1,344.5	$1,113.4	$1,040.7	$1,021.1	$977.1	$896.5	$689.0
CA Loss + LAE Ratio [1]	65.1%	62.4%	69.2%	73.0%	72.9%	72.8%	66.2%	60.5%	63.1%	68.1%
CA Expense Ratio [1]	26.5%	26.3%	25.5%	25.2%	25.7%	25.8%	26.2%	26.1%	24.5%	23.9%
CA Combined Ratio	91.5%	88.7%	94.7%	98.2%	98.7%	98.6%	92.4%	86.6%	87.6%	92.0%
CA Underwriting Income	$153.2	$197.1	$85.0	$24.1	$14.6	$15.0	$77.8	$131.1	$111.6	$55.4
CA Net Investment Income [2]	60.9	60.0	60.7	62.7	57.3	54.1	53.7	53.9	51.8	38.1
CA Pre-Tax Income	$214.0	$257.1	$145.7	$86.8	$71.9	$69.1	$131.4	$185.0	$163.3	$93.5
Tax [3]	$74.9	$90.0	$51.0	$30.4	$25.2	$24.2	$46.0	$64.8	$57.2	$32.7
Net Income	**$139.1**	**$167.1**	**$94.7**	**$56.4**	**$46.7**	**$44.9**	**$85.4**	**$120.3**	**$106.2**	**$60.8**
CA Invested Assets [4]	1,513.2	1,463.0	1,350.2	1,127.1	933.4	872.5	856.0	819.1	751.5	577.6
CA Surplus [5]	$722.0	$698.1	$644.2	$537.8	$445.4	$416.3	$408.4	$390.8	$358.6	$275.6
CA Return on Surplus	**19.3%**	**23.9%**	**14.7%**	**10.5%**	**10.5%**	**10.8%**	**20.9%**	**30.8%**	**29.6%**	**22.1%**

1. CA expense and LAE ratio assumes company ratios.
2. Net investment income applies average pre-tax yield to the allocated CA invested assets.
3. Assumes 35% corporate tax rate.
4. Allocated CA invested assets calculated by taking the 3 year average company invested assets to surplus of 2.1x and multiplying by the allocated CA surplus.
5. Allocated CA surplus assumes a constant target premium to surplus ratio of 2.5x.

LEHMAN BROTHERS

21

21st Century Insurance
Good people to call™

DRAFT of 12/15/2006

GEICO Return on Surplus Detail

Detailed Return on Surplus Calculations

($ in millions)	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996
GEICO - Group										
Net Premiums Written	$10,143.1	$9,083.4	$7,960.4	$6,851.6	$6,065.6	$5,672.0	$4,877.1	$4,121.0	$3,538.4	$3,080.2
Net Premiums Earned	$9,958.6	$8,786.7	$7,663.2	$6,558.7	$5,948.8	$5,504.1	$4,680.8	$3,971.9	$3,431.8	$3,049.7
Loss + LAE Ratio	72.2%	72.6%	78.0%	78.3%	81.6%	88.3%	82.3%	75.4%	77.0%	79.7%
Expense Ratio	16.7%	16.8%	15.5%	14.8%	14.2%	16.8%	18.0%	17.8%	14.6%	13.9%
Combined Ratio	88.8%	89.4%	93.5%	93.1%	95.9%	105.2%	100.3%	93.1%	91.6%	93.6%
Net Investment Income	$466.1	$334.0	$390.8	$421.4	$406.6	$379.4	$314.8	$285.1	$250.4	$223.8
Invested Assets	$15,117.8	$13,320.1	$11,410.1	$10,111.9	$9,416.5	$8,657.7	$7,676.9	$6,986.5	$6,112.0	$4,423.0
Surplus	$7,400.8	$6,206.1	$5,309.6	$5,094.2	$4,757.2	$4,163.7	$3,646.3	$3,334.2	$2,715.8	$1,360.6
NPW / Surplus (Reported)	1.4 x	1.5 x	1.5 x	1.3 x	1.3 x	1.4 x	1.3 x	1.2 x	1.3 x	2.3 x
Average Pre-Tax Yield	3.3%	2.7%	3.6%	4.3%	4.5%	4.6%	4.3%	4.4%	4.8%	5.1%
GEICO - California										
CA Earned Premium	$552.7	$537.4	$515.6	$466.9	$406.1	$333.5	$265.8	$198.7	$152.2	$124.6
CA Loss + LAE Ratio [1]	68.9%	71.5%	76.2%	83.2%	85.5%	88.5%	78.8%	77.7%	66.9%	67.6%
CA Expense Ratio [1]	17.0%	17.3%	16.1%	15.5%	14.5%	17.4%	18.8%	18.4%	15.1%	14.0%
CA Combined Ratio	85.9%	88.8%	92.4%	98.7%	100.1%	105.8%	97.6%	96.1%	82.0%	81.6%
CA Underwriting Income	$77.8	$59.9	$39.3	$6.1	($0.2)	($19.5)	$6.5	$7.7	$27.4	$23.0
CA Net Investment Income [2]	15.3	12.3	15.8	17.0	15.4	13.1	9.6	7.3	6.1	5.3
CA Pre-Tax Income	$93.1	$72.2	$55.1	$23.1	$15.2	($6.4)	$16.1	$15.0	$33.5	$28.3
Tax [3]	$32.6	$25.3	$19.3	$8.1	$5.3	($2.2)	$5.7	$5.2	$11.7	$9.9
Net Income	**$60.5**	**$46.9**	**$35.8**	**$15.0**	**$9.9**	**($4.2)**	**$10.5**	**$9.7**	**$21.8**	**$18.4**
CA Invested Assets [5]	467.0	454.1	435.7	394.6	343.2	281.9	224.6	167.9	128.7	105.3
CA Surplus [3]	$221.1	$214.9	$206.2	$186.8	$162.4	$133.4	$106.3	$79.5	$60.9	$49.8
CA Return on Surplus	**27.4%**	**21.8%**	**17.4%**	**8.0%**	**6.1%**	**(3.1%)**	**9.9%**	**12.2%**	**35.8%**	**36.9%**

1. CA expense and LAE ratio assumes company ratios.
2. Net investment income applies average pre-tax yield to the allocated CA invested assets.
3. Assumes 35% corporate tax rate.
4. Allocated CA invested assets calculated by taking the 3 year average company invested assets to surplus of 2.1x and multiplying by the allocated CA surplus.
5. Allocated CA surplus assumes a constant target premium to surplus ratio of 2.5x.

LEHMAN BROTHERS

22

21st Century Insurance
Good people to call™

DRAFT of 12/15/2006

Progressive Return on Surplus Detail

Detailed Return on Surplus Calculations

($ in millions)	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996
Progressive - Group										
Net Premiums Written	$14,012.2	$13,381.3	$11,917.5	$9,455.6	$7,262.9	$6,202.3	$6,109.8	$5,273.6	$4,643.6	$3,398.4
Net Premiums Earned	$13,768.8	$13,172.9	$11,344.9	$8,887.0	$7,164.6	$6,349.9	$5,659.8	$4,915.6	$4,160.5	$3,160.8
Loss + LAE Ratio	68.1%	65.0%	67.5%	70.9%	73.6%	83.2%	74.9%	68.4%	71.3%	70.4%
Expense Ratio	20.3%	20.6%	20.4%	21.9%	23.0%	23.4%	24.5%	24.9%	23.4%	22.9%
Combined Ratio	88.3%	85.7%	87.8%	92.8%	96.6%	106.6%	99.4%	93.3%	94.7%	93.3%
Net Investment Income	$439.5	$401.6	$375.7	$363.8	$352.7	$313.9	$268.0	$246.7	$215.8	$167.8
Invested Assets	$12,659.2	$12,256.2	$11,442.7	$9,168.8	$7,121.0	$6,713.8	$5,898.7	$5,228.9	$4,616.0	$3,648.3
Surplus	$4,674.1	$4,671.0	$4,538.5	$3,364.1	$2,640.6	$2,156.5	$2,226.8	$1,995.5	$1,689.0	$1,264.9
NPW / Surplus (Reported)	3.0 x	2.9 x	2.6 x	2.8 x	2.8 x	2.9 x	2.7 x	2.6 x	2.7 x	2.7 x
Average Pre-Tax Yield	3.5%	3.4%	3.6%	4.5%	5.1%	5.0%	4.8%	5.0%	5.2%	4.6%
Progressive - California										
CA Earned Premium	$969.7	$886.5	$701.8	$514.4	$425.6	$427.5	$394.6	$330.9	$278.0	$147.8
CA Loss + LAE Ratio (1)	61.8%	60.2%	63.9%	71.7%	67.1%	78.8%	68.5%	61.2%	66.0%	68.0%
CA Expense Ratio (1)	20.3%	20.6%	20.4%	21.9%	23.0%	23.4%	24.5%	24.9%	23.4%	22.9%
CA Combined Ratio	82.1%	80.9%	84.2%	93.6%	90.1%	102.2%	93.0%	86.1%	89.4%	90.9%
CA Underwriting Income	$173.8	$169.6	$110.6	$32.9	$42.1	($9.3)	$27.5	$45.9	$29.5	$13.5
CA Net Investment Income (2)	35.8	31.5	26.8	24.1	22.7	22.3	19.9	17.4	15.2	7.1
CA Pre-Tax Income	$209.6	$201.1	$137.4	$57.0	$64.8	$13.0	$47.4	$63.2	$44.8	$20.6
Tax (3)	$73.4	$70.4	$48.1	$20.0	$22.7	$4.6	$16.6	$22.1	$15.7	$7.2
Net Income	**$136.2**	**$130.7**	**$89.3**	**$37.1**	**$42.1**	**$8.5**	**$30.8**	**$41.1**	**$29.1**	**$13.4**
CA Invested Assets (5)	1,015.4	928.3	734.9	538.6	445.7	447.6	413.2	346.5	291.1	154.7
CA Surplus (3)	$387.9	$354.6	$280.7	$205.8	$170.2	$171.0	$157.8	$132.4	$111.2	$59.1
CA Return on Surplus	**35.1%**	**36.9%**	**31.8%**	**18.0%**	**24.8%**	**4.9%**	**19.5%**	**31.0%**	**26.2%**	**22.7%**

1. CA expense and LAE ratio assumes company ratios.
2. Net investment income applies average pre-tax yield to the allocated CA invested assets.
3. Assumes 35% corporate tax rate.
4. Allocated CA invested assets calculated by taking the 3 year average company invested assets to surplus of 2.6x and multiplying by the allocated CA surplus.
5. Allocated CA surplus assumes a constant target premium to surplus ratio of 2.5x.

LEHMAN BROTHERS

23

21st Century Insurance
Good people to call™